PAUL J. COUCHOT -- State Bar No. 131934
pcouchot@winthropcouchot.com
GARRICK A. HOLLANDER -- State Bar No. 166316
ghollander@winthropcouchot.com
PAYAM KHODADADI -- State Bar No. 239906
pkhodadadi@winthropcouchot.com
WINTHROP COUCHOT
PROFESSIONAL CORPORATION
660 Newport Center Drive, Suite 400
Newport Beach, CA 92660
Telephone: (949) 720-4100
Facsimile: (949) 720-4111

General Insolvency Counsel for
Debtors and Debtors-in-Possession

FILED & ENTERED

AUG 11 2011

CLERK U.S. BANKRUPTCY COURT
Central District of California
BY nbolte DEPUTY CLERK

CHANGES MADE BY COURT

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SANTA ANA DIVISION

In re: ☐ COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation, ☐ CTC CABLE CORPORATION, a Nevada corporation, ☐ STRIBOG INC., a Nevada corporation, ☐ CTC RENEWABLES CORPORATION, a Nevada corporation, ☒ All Debtors. Debtors and Debtors-in-Possession.	Case No. 8:11-bk-15058 SC Jointly Administered with Case Nos. 8:11-bk-15059 SC and 8:11-bk-15065 SC and 8:11-bk-15130-SC Chapter 11 Proceedings **FINDINGS OF FACT AND CONCLUSIONS OF LAW IN SUPPORT OF ORDER (1) APPROVING THE SALE OF SUBSTANTIALLY ALL ASSETS OF THE ESTATE FREE AND CLEAR OF LIENS, CLAIMS, AND INTERESTS PURSUANT TO 11 U.S.C. § 363; (2) AUTHORIZING THE ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS; AND (3) AUTHORIZING THE REJECTION OF THE DEBTOR'S INTERESTS, IF ANY, IN CERTAIN EXECUTORY CONTRACTS** DATE: August 4, 2011 TIME: 10:00 a.m. PLACE: Courtroom 5C 411 West Fourth St. Santa Ana, CA

On August 4, 2011 at approximately 10:00 a.m., a hearing ("Sale Hearing") was held to consider the Debtors' Motion for Order (1) Approving the Sale of Substantially All of the Assets of the Estate Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. § 363; and (2) Authorizing the Assumption and Assignment of Certain Unexpired Leases and Executory Contracts; and (3) Authorizing the Rejection of the Debtors' Interests, if any, in Certain Executory Contracts ("Motion") filed by Composite Technology Corporation, a Nevada corporation, CTC Cable Corporation, a Nevada corporation, Stribog Inc., a Nevada corporation, CTC Renewables Corporation, a Nevada corporation, the debtors and debtors-in-possession in the above-entitled Chapter 11 cases (collectively, the "Debtors"), before the Honorable Scott Clarkson, United States Bankruptcy Judge. Garrick A. Hollander, Esq. of Winthrop Couchot Professional Corporation appeared on behalf of the Debtors. Robbin L. Itkin, Esq. and Katherine C. Piper, Esq. of Steptoe & Johnson, LLP, counsel for the Official Committee of Creditors Holding Unsecured Claims ("Committee"), appeared on behalf of the Committee. Leo D. Plotkin, Esq. of Levy, Small & Lallas appeared on behalf of Partners for Growth II, LP. ("PFG"). James O. Johnston and Alek Strygin of Dewey & LeBouef LLP appeared on behalf of CTC Acquisition Corp., a Delaware corporation ("Purchaser").[1] Other appearances were as reflected on the record.

Based on the notice of Motion and Motion, the memorandum of points and authorities and declarations in support thereof, the documents and pleadings on file before this Court, all judicially noticeable facts, the arguments and representations of counsel, and such other evidence as was presented at the scheduled hearing, and after finding that this Court has jurisdiction to (i) approve the sale of the Assets[2] by the Debtors to Purchaser free and clear of liens, claims, interests, and encumbrances, and (ii) authorize the Debtors, on behalf of their bankruptcy estates, to enter into and perform in accordance with that certain Asset Purchase Agreement between the Debtors and Purchaser dated August 4, 2011, attached as Exhibit "1" to the Exhibits to Sale Order and Findings of Fact and Conclusions of Law filed concurrently herewith, including all exhibits and schedules (the "Agreement"); and the rulings in the order granting the Motion being

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[1] Since the Sale Hearing, Purchaser has changed its name to CTC Cable Corporation.
[2] All terms that are defined in the Agreement but that are not defined in this Order shall have the definitions provided for in the Agreement.

concurrently issued by this Court (the "Order"), and sufficient good cause appearing therefore, this Court makes the following findings of fact and conclusions of law (the "Findings") pursuant to Bankruptcy Rule 7052, made applicable herein pursuant to Bankruptcy Rule 9014. To the extent any finding of fact contained herein shall be construed as conclusions of law and conclusions of law contained herein shall be construed as findings of fact when appropriate.

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. Jurisdiction and Venue. This Court has jurisdiction to hear and determine the Motion pursuant to 28 U.S.C. §§ 157(b)(1) and 1334. The Motion is a core proceeding pursuant to 28 U.S.C. §§ 157(b)(2)(A), (N), and (O). Venue of these cases and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Statutory Predicates. The statutory predicates for the relief requested in the Motion are 11 U.S.C. §§ 105, 363 and 365, and Rules 2002, 6004, 6006, 9007 and 9014 of the Federal Rules of Bankruptcy Procedure, and the applicable Local Rules for the United States Bankruptcy Court for the Central District of California ("Local Rules").

C. Final Order. The Order and these Findings constitute a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rules 9014, Rule 54(b) of the Federal Rules of Civil Procedure, made applicable by Bankruptcy Rule 7054, and any other applicable rule or law, this Court expressly finds that there is no just reason for the delay in the implementation of the Order, waives any stay, and expressly directs entry of the Order as set forth herein.

D. Notice. As evidenced by the affidavits of service filed with this Court and as approved under the Sale Procedures Order: (i) due, proper, timely, adequate and sufficient notice of the Motion, the Auction, the Sale Hearing, and the transactions contemplated by the Agreement, including the assumption and assignment of the Assumed Contracts and the Cure Costs (as defined below) with respect thereto, has been provided; (ii) it appearing that no other or further notice need be provided; (iii) such notice was and is good, sufficient and appropriate under the circumstances of the Debtors' bankruptcy case; and (iv) no other or further notice of the Motion, the Auction, the Sale Hearing or the sale (including the assumption and assignment of the

Assumed Contracts and the Cure Costs with respect thereto), is or shall be required. The disclosures made by the Debtors concerning the Motion, the Auction, the sale, the Sale Hearing, the Agreement, and the assumption and assignment of the Assumed Contracts to the Purchaser, and the Cure Costs with respect to the Assumed Contracts, were reasonable, adequate and complete.

E. Opportunity to Object. A reasonable opportunity to object and to be heard with respect to the proposed sale, the Motion and the relief requested therein (including the assumption and assignment of the Assumed Contracts and the Cure Costs) has been given to all interested persons and entities, including, without limitation, the following: (i) the Creditors' Committee, (ii) PFG; (iii) all creditors and interested parties, including parties requesting special notice, required to receive notice pursuant to Bankruptcy Rule 2002(i); (iv) each entity or person known to the Debtors to assert a lien, encumbrance, claim or other interest in or to the assets to be affected by these Findings and the Order; (v) all Assumed Contract counterparties including notice regarding the relevant Cure Costs; (vi) the Office of the United States Trustee; and (vii) the Internal Revenue Service and all state and local taxing authorities in jurisdictions where the Debtors have or may have any tax liability, in each case, in accordance with Bankruptcy Rules 2002(a)(2), 2002(c)(1), 2002(i), 2002(k), 6004(a) and 6004(c) and the Local Rules. All objections, if any, to the Motion and to approval of the Agreement, including the transactions contemplated thereby, have been withdrawn, resolved or overruled.

F. Auction. This Court entered the Sale Procedures Order on July 8, 2011 [Docket No. 181] which provided, among other things, for an auction of the Assets should qualified bidders comply with the Sale Procedures Order and submit competing bids ("Auction"). The Auction process set forth in the Sale Procedures Order afforded a full, fair and reasonable opportunity for any Qualified Bidder (as defined in the Sale Procedures Order) to submit bids and to participate in the Auction. The Auction was held on August 4, 2011 in accordance with the terms of the Sale Procedures Order and the Sale Motion, and was otherwise conducted properly and in good faith, without collusion and in accordance with the Sale Procedures Order. The Purchaser was and is a Qualified Bidder pursuant to the Sale Procedures Order. At the Auction,

after consideration of all reasonable alternatives and in consultation with the Creditors' Committee and PFG, the Debtors selected the Purchaser as the successful bidder. The Agreement constitutes the highest and best offer for the Assets and the Assumed Liabilities and will provide a greater recovery for the Debtors' estates than would be provided by any other known available alternative. The Debtors' determination that the Agreement constitutes the highest and best offer for the Assets and the Assumed Liabilities constitutes a valid and sound exercise of the Debtors' business judgment, and the sale transaction contemplated by the Agreement is in the best interests of creditors, interest holders and the Debtors' bankruptcy estates.

G. Arm's Length Sale. The Debtors engaged in fair and reasonable marketing, advertising and other sales efforts and procedures in connection with the sale of the Assets, which efforts and procedures have enabled the Debtors' estates to obtain a fair and reasonable price for the Assets under the circumstances of these bankruptcy cases. The Agreement was negotiated, proposed, and entered into by the Debtors and the Purchaser without collusion, in good faith, and from arm's-length bargaining positions. Neither the Purchaser, nor any of its affiliates or their respective representatives is an "insider" of the Debtors, as that term is defined in 11 U.S.C. § 101(31), and no common identity of directors or controlling shareholders exists between the Purchaser and the Debtors. Neither the Debtors, nor the Purchaser, nor any of their respective affiliates or representatives have engaged in any conduct that would cause or permit the Agreement, or the transactions contemplated thereby, to be invalidated or avoided under 11 U.S.C. § 363(n). Specifically, neither the Purchaser nor any of its representatives have acted in a collusive manner with any person and the purchase price for the Assets was not controlled by any agreement among bidders.

H. Good Faith Purchaser. The Purchaser is purchasing the Assets and is assuming the Assumed Liabilities without collusion and in good faith and is a good faith purchaser of the Assets within the meaning of 11 U.S.C. § 363(m) and is therefore entitled to all of the protections afforded by that provision, including that the reversal or modification on appeal of the authorization provided herein to consummate the sale shall not affect the validity of the sale, unless such authorization and such sale are duly stayed pending such appeal. The Purchaser and

its representatives have proceeded in good faith and without collusion in all respects in connection with the Auction and the Sale Hearing. The Purchaser recognized that the Debtors were free to deal with any interested party in selling the Assets, complied with the Sale Procedures Order, and disclosed all payments to be made by the Purchaser in connection with the sale.

I. **<u>Corporate and LLC Authority</u>**. The Debtors (i) have full corporate and/or limited liability company power and authority to execute and deliver the Agreement and all other documents contemplated thereby, (ii) have all of the corporate and/or limited liability company power and authority necessary to consummate the transactions contemplated by the Agreement, and (iii) have taken, or will take, all corporate and/or limited liability company action necessary to authorize and approve the Agreement and the consummation of the transactions contemplated thereby. No consents or approvals, other than those expressly provided for in the Agreement, are required for the Debtors to consummate the sale.

J. **<u>Sale in the Best Interests of the Debtors' Estate and Creditors</u>**. Good and sufficient reasons for approval of the Agreement and the sale have been articulated, and the relief requested in the Motion and granted herein is in the best interests of the Debtors, their bankruptcy estates, their creditors and other parties in interest.

K. **<u>Business Justification</u>**. The Debtors have demonstrated (i) good, sufficient and sound business purposes and justifications, and (ii) compelling circumstances for the sale outside of the ordinary course of business under 11 U.S.C. § 363(b) before, and outside of, a plan of reorganization in that, among other things, the immediate approval by this Court of the sale to the Purchaser is necessary and appropriate to maximize the value of the Debtors' bankruptcy estates. Entry of an order approving the Agreement and all of the provisions thereof is a necessary condition precedent to the Purchaser's consummation of the transactions set forth in the Agreement. The sale does not constitute a *de facto* plan of reorganization or liquidation or an element of such a plan for the Debtors, because the sale does not and will not: (a) impair or restructure existing debt of, or equity interests in, the Debtor; (b) impair or circumvent voting rights with respect to any future chapter 11 plan proposed by the Debtor; (c) circumvent chapter 11 plan safeguards, such as those set forth in 11 U.S.C. §§ 1125 and 1129; or (d) classify

claims or equity interests, compromise controversies or extend debt maturities. Given all the circumstances of the Debtors' bankruptcy cases and the adequacy and fair value of the purchase price under the Agreement, the proposed sale constitutes a reasonable and sound exercise of the Debtors' business judgment and should be approved.

L. **Fair Consideration**. The sale of the Assets, the assumption and assignment of the Assumed Contracts and Assumed Liabilities, and the consideration provided by the Purchaser pursuant to the Agreement is fair and reasonable, constitutes reasonably equivalent value and fair consideration under the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, the Bankruptcy Code, and the laws of the United States, any state, territory, possession thereof and the District of Columbia. The Agreement represents a fair and reasonable offer to purchase the Assets and Assumed Liabilities under the circumstances of the Debtors' chapter 11 bankruptcy cases. Based on the Motion and the record at the Sale Hearing, no other person or entity or group of entities, other than the Purchaser, has offered to purchase the Assets on terms that would give greater economic value to the Debtors' chapter 11 bankruptcy estates. Approval of the Motion and the Agreement, and consummation of the transactions contemplated thereby, is in the best interests of the Debtors, their creditors and all other parties in interest.

M. **Assumed Contracts**. The Purchaser has provided adequate assurance of future performance under the relevant Assumed Contracts within the meaning of 11 U.S.C. §§ 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B).

N. **Free and Clear**. The Debtors are the sole and lawful owner of the Assets, including their right, title and interest arising under, in and to each Assumed Contract. The transfer of the Assets to the Purchaser under the terms of the Agreement will be a legal, valid, and effective transfer of the Assets and vests or will vest the Purchaser with all right, title, and interest of the Debtors to the Assets free and clear of all liens (as defined in 11 U.S.C. § 101(37), whether consensual, statutory, possessory, judicial or otherwise), claims (as defined in 11 U.S.C. § 101(5) and including without limitation successor liability claims, and claims relating to the Exduded Assets and Excluded Liabilities), or other interests, of any kind or nature whatsoever, whether known or unknown, legal or equitable, matured or unmatured, contingent or non-contingent,

liquidated or unliquidated, asserted or unasserted, whether arising prior to or after the Debtors' bankruptcy petition date, and whether imposed by agreement, understanding, law, equity or otherwise, accruing, arising or relating thereto any time prior to the Closing Date (collectively, the "Interests")[3]; provided, however, that, notwithstanding anything to the contrary herein, the term "Interests" as used in these Findings and the Order shall not include, and the sale shall not be free and clear of (i) the Assumed Liabilities, (ii) the Permitted Encumbrances, (iii) the liens of PFG in the Assets securing the obligations that are assumed by the Purchaser pursuant to the Secured Creditor Agreement and the liens granted by Purchaser to PFG pursuant to the Secured Creditor Agreement, which liens shall transfer with the Assets; and (iv) the liens granted by Purchaser to the Debtors' estates pursuant to the Secured Creditor Agreement and Paragraph X of the Order. For the further avoidance of doubt, and without limiting the effect of any of the foregoing, the transfer, assumption and assignment, of any of the Assumed Contracts are free and clear of all Interests.

O. Free and Clear Findings Needed by Purchaser. The Purchaser asserts that it would not have entered into the Agreement and would not consummate the transactions contemplated thereby, thus adversely affecting the Debtors, their bankruptcy estates and their creditors, if the sale of the Assets to the Purchaser and the assumption and assignment or transfer of the Assumed Contracts was not free and clear of all Interests of any kind or nature whatsoever, or if the Purchaser would, or in the future could, be liable for any of the Interests.

P. No Liability Findings Needed by Purchaser. Purchaser asserts that it will not consummate the transactions contemplated by the Agreement unless the Agreement specifically

[3] The term "Interests" as used in this Order includes, without limitation: all liens; Claims; encumbrances; obligations; debts; liabilities; demands; guaranties; options; rights; restrictions; contractual commitments; rights of first refusal or interests; any of the foregoing that purport to give to any party any defense, a defense or right of setoff, or recoupment against or a right or option to effect any forfeiture, modification or termination of the Debtors' interests in the Assets, or any similar rights; all Excluded Liabilities, including without limitation those relating to Taxes (other than Transfer Taxes as set forth in the Agreement) of the Debtors or relating to the Assets for any taxable period or portion thereof ending on or before the Closing Date; any of the foregoing arising under any mortgages, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, rights of first refusal or charges of any kind or nature, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; and any of the foregoing arising in connection with any agreements, acts, or failures to act, of the Debtors or any of the Debtors' predecessors, affiliates, or representatives, including, but not limited to, any of the foregoing arising under any bulk transfer laws, doctrines of successor liability or similar theories.

provides, and this Court specifically orders, that none of Purchaser or its affiliates, members, shareholders or investors, or the Assets, will have any liability whatsoever with respect to the sale, or be required to satisfy in any manner, whether at law or in equity, whether by payment, set off or otherwise, directly or indirectly, any liability, including any Interest or Excluded Liability other than the Assumed Liabilities.

Q. **Satisfaction of 363(f) Standards**. The Debtors may sell and transfer, and Purchaser may purchase, the Assets free and clear of any Interests of any kind or nature whatsoever because, in each case, one or more of the standards set forth in 11 U.S.C. § 363(f)(1)-(5) has been satisfied. Each holder of any Interest against the Debtors, their estates, or any of the Assets: (i) has, subject to the terms and conditions of this Order, consented to the sale or is deemed to have consented to the sale; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest; or (iii) otherwise falls within the provisions of 11 U.S.C. § 363(f). Pursuant to the terms of the Agreement and the Secured Creditor Agreement, PFG consents to the sale. Those holders of Interests who did not object, or who withdrew their objections to the Motion and sale, are determined, subject to the terms of this Order, to have consented to the sale pursuant to 11 U.S.C. § 363(f)(2). All holders of Interests are adequately protected by having their Interests attach to the proceeds ultimately attributable to the Assets against or in which such Interests are asserted, subject to the terms of such Interests, with the same validity, force and effect, and in the same order of priority, that such Interests had prior to the sale, subject to any rights, claims and defenses the Debtors or their bankruptcy estates, as applicable, may possess with respect thereto.

R. **No Fraudulent Transfer**. The Agreement was not entered into for the purpose of hindering, delaying or defrauding creditors of the Debtors. The transactions contemplated by the Agreement are not fraudulent transfers or fraudulent conveyances under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia.

S. **No Successor Liability**. Except for the Assumed Liabilities, the transfer of the Assets to the Purchaser under the Agreement shall not result in the Purchaser, or any of its affiliates, successors or assigns, having any liability or responsibility (i) for any Interest, or any

other obligation, of or against the Debtors or their bankruptcy estates, and neither the Purchaser, nor any of its affiliates, successors and assigns, shall, as a result of the sale or any action taken in connection with the sale, be deemed to (1) be a successor (or other similarly situated party) to the Debtors, or (2) have, *de facto* or otherwise, merged with or into the Debtors, or (ii) to the Debtors or to third parties except as is expressly set forth in the Agreement. Without limiting the effect or scope of the foregoing, to the fullest extent permitted by law, the transfer of the Assets from the Debtors to the Purchaser does not and will not subject the Purchaser, or any of its affiliates, successors or assigns, or any of their respective properties (including the Assets) to any liability for Interests against the Debtors or Interests of the Debtors in such Assets by reason of such transfer under the laws of the United States or any state, territory or possession thereof, or the District of Columbia, applicable to such transactions, including, without limitation, any bulk-transfer laws, successor liability or similar theories. Except as expressly provided for in the Agreement or this Order, the Purchaser is not acquiring or assuming any liability, warranty or other obligation of the Debtors. Except for the Assumed Liabilities, the transfer of the Assets to the Purchaser (including the assumption and assignment to the Purchaser of the Assumed Contracts), will not subject the Purchaser to any liability whatsoever with respect to the operation of the Debtors' businesses prior to the Closing Date, including, without limitation, any liability arising from any of the following: (i) any employment or labor agreements, consulting agreements, severance agreements, change-in-control agreements, or other similar agreements to which the Debtors are or were parties; (ii) any pension, compensation or other employee benefit plans, agreements, practices, and programs, including, without limitation, any pension plan of the Debtor; (iii) the cessation of the Debtors' operations, dismissal of employees, or termination of employment or labor agreements or pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, and any obligations with respect thereto, including without limitation those that arise from the federal Worker Adjustment and Retraining Notification Act and any state law equivalent, (iv) workers' compensation, occupational disease or unemployment or temporary disability insurance claims, (v) environmental liabilities, debts, claims or obligations that may be asserted on any basis, including, without limitation, under the

Comprehensive Environmental Response, Compensation and Liability Act or any other environmental, health and safety requirements, (vi) any bulk sales or similar law, (vii) any litigation by or against the Debtors, (viii) the laws of the United States, any state, territory or possession thereof, or the District of Columbia, including any statute, rule, regulations, order, decree, administrative or judicial doctrine or other laws based, in whole or in part, directly or indirectly, in any theory of law or equity, including without limitation, any theory of equitable law, including, without limitation, any theory of antitrust or successor or transferee liability, (viii) pre-Petition Date entry into an agreement or contract (oral or written), term sheet, letter of intent, option or any other offer for the purchase and sale of the Assets unless such agreement is listed as an Assumed Contract; and (ix) post-Petition Date entry into an agreement or contract (oral or written), term sheet, letter of intent, option or any other offer for the purchase and sale of the Assets. For the avoidance of doubt, the liabilities set forth in this paragraph are included in the defined term "Interests" for all purposes herein.

T. **Cure/Adequate Assurance**. The assumption and assignment of the Assumed Contracts pursuant to the terms of this Order is integral to the Agreement, does not constitute unfair discrimination, is in the best interests of the Debtors and their estates, creditors and all other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors. The Debtors shall: (i) to the extent necessary, cure or provide adequate assurance of cure, of any default with respect to the Assumed Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(A) and 365(f)(2)(A), on or before the Closing Date, and (ii) to the extent necessary, provide compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default with respect to the Assumed Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(B) and 365(f)(2)(A) (collectively, the "Cure Costs"), on or before the Closing Date. The Debtors' contractual obligation to pay the Cure Costs and the Purchaser's demonstrated ability to perform under the Assumed Contracts after the Closing Date, shall constitute adequate assurance of future performance within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2)(13). Any objections to the assumption and assignment of any of the Assumed Contracts to the Purchaser are hereby overruled. To the extent that any counterparty

to an Assumed Contract did not object to its Cure Cost (as set forth on the respective cure notice) by the Assignment Objection Deadline (as defined in the Motion), such counterparty is deemed to have consented to such Cure Costs and the assumption and assignment of their respective Assumed Contracts to the Purchaser as of the Closing as set forth in the Agreement, and such Cure Costs shall not be subject to further dispute or audit based on performance prior to the time of assumption and assignment, irrespective of the terms of the Assumed Contracts. The assumption, assignment and cure of any additional Assumed Contracts will be addressed in one or more separate orders of this Court (each an "Additional Assumption Order"). Each Additional Assumption Order shall, to the extent applicable, incorporate the findings of fact and conclusions of law in these Findings, the Order and the record at the Sale Hearing.

U. **Compelling Circumstances for an Immediate Sale**: Good and sufficient reasons for approval of the Agreement and the sale have been articulated. The relief requested in the Motion is in the best interests of the Debtors, their estates and creditors. The Debtors have demonstrated sufficient and sound business justifications and compelling circumstances for the sale outside of a plan of reorganization and the immediate consummation of the sale to the Purchaser on the terms of the Agreement is necessary and appropriate to maximize the value of the Assets and Assumed Liabilities for the benefit of the Debtors, their bankruptcy estates and their creditors. To maximize the value of the Assets and Assumed Liabilities and to maintain and preserve the viability of the businesses to which the Assets relate, the transaction must be consummated within the time frame set forth in the Agreement.

V. **Retention of Jurisdiction.** It is necessary and appropriate for this Court to retain jurisdiction to, among other things, interpret and enforce the terms and provisions of this Order and of the Agreement, and to adjudicate, if necessary, any and all disputes relating in any way to the transactions provided for under the terms and conditions of the Agreement.

W. **Liens Granted By Purchaser**. For avoidance of doubt and notwithstanding anything to the contrary in these Findings or the Order, the sale of the Assets to Purchaser pursuant to the Agreement shall not be free and clear of (i) the liens of PFG in the Assets securing the obligations that are assumed by the Purchaser pursuant to the Secured Creditor Agreement and

the liens granted by Purchaser to PFG pursuant to the Secured Creditor Agreement, which liens shall transfer with the Assets; and (ii) the liens granted by Purchaser to the Debtors' estates pursuant to the Secured Creditor Agreement and Paragraph X of the Order; and the rights and remedies of PFG and the Debtors' estates' with respect to such liens are fully preserved.

IT IS SO ORDERED.

Scott C Clarkson

DATED: August 11, 2011

United States Bankruptcy Judge

SUBMITTED BY:

WINTHROP COUCHOT
PROFESSIONAL CORPORATION

By: /s/ Garrick A. Hollander
Paul J. Couchot
Garrick A. Hollander
General Insolvency Counsel for Debtors and Debtors in Possession

APPROVED AS TO FORM AND CONTENT:

STEPTOE & JOHNSON LLP

By: /s/ Katherine C. Piper
Robbin L. Itkin
Katherine C. Piper
Counsel for Official Committee of Unsecured Creditors for CTC Cable Corporation

LEVY, SMALL & LALLAS

By: /s/ Leo D. Plotkin
Leo D. Plotkin
Counsel for Partners for Growth II, LLC

DEWEY & LeBOUEF LLP

By: /s/ Alek Strygin
James O. Johnston
Alek Strygin
Counsel for Purchaser, CTC Acquisition Corp.